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Unique Fabricating, Inc. Announces Agreement For Financing with Lenders and Investors

Company Secures Amended Lending Agreement;
Investors Provide Debt Financing;
B. Riley & Co. Retained as Investment Banker to Facilitate Comprehensive Refinancing

Auburn Hills, MI – October 4, 2022 — Unique Fabricating, Inc. (NYSE American: UFAB), a leader in engineering and manufacturing multi-material foam, rubber, and plastic components utilized in noise, vibration, and harshness management and air/water sealing applications for the transportation, appliance, medical, and consumer/off-road markets, today announced that it has reached agreement with its bank lenders and with certain existing equity investors. The agreement with investors provides $3 million in debt financing, as described below. The Company's bank lenders have agreed to certain amendments to its existing credit facility, including allowing the Company to raise up to $4 million of additional debt financing. The Company closed today on $3 million of the proposed $4 million of new financing. Taglich Brothers, Inc., which is acting as placement agent for the financing, expects to close on the balance of the $4 million within several business days.

Transaction structure

•Taglich Brothers, Inc. is acting as Placement Agent for up to $4 million in pay-in-kind notes, bearing interest at the rate of 12% per annum. Investors in the notes also will receive warrants for up to an aggregate of 120,000 shares (assuming the entire $4 million is raised) at an exercise price of equal to the greater of $0.75 per share or the closing sales price of the Company’s common stock on the date immediately preceding the last closing of the notes offering. Investors will receive an additional 280,000 warrants if the notes are not repaid within 12 months. Interest on the notes through the end of 2022 will be convertible at the holders’ option into common stock at a price equal to the warrant exercise price. The notes are secured by and will be paid from the expected receipt of the Company’s Employee Retention Credits (ERC) and any proceeds from the sale of a non-operational financial asset. The proceeds of this financing to date have been used to reduce the outstanding principal amount of the Company’s bank revolving line of credit, reduce the bank term loans and prepay the December 31, 2022 term loan principal payment.
•The Company’s existing Forbearance Agreement with the Bank lenders was extended to November 7, 2022, and certain financial and cash flow covenants were amended in the Company’s bank agreement.
•The Company has engaged B. Riley & Co. as investment banker in connection with a proposed comprehensive refinancing of the senior secured credit facility. There can be no assurance that the Company will be able to obtain such refinancing.

“Unique Fabricating retained B. Riley in July to advise and assist with respect to a proposed comprehensive refinancing of the existing senior secured credit facility,” commented Richard L. Baum, Chairman of the Board of Directors of Unique Fabricating. “We believe that today's liquidity bridge is an important first step towards a refinancing, and we continue to work with B. Riley to complete that refinancing. Doug and the Unique team have worked diligently to improve operations, reduce costs, and continue to meet constantly changing customer timelines. We are encouraged by the cooperation of our existing lenders, and the interest received thus far from several qualified institutions in the proposed refinancing. Our goal is to complete this refinancing as expeditiously as possible.”

“We believe the note offering will provide us the necessary financing to execute our business plan while we seek refinancing and should mitigate concerns from customers about our financial condition,” added Doug Cain, Unique Fabricating’s Chief Executive Officer. "Unique Fabricating continues to efficiently navigate unprecedented industry challenges, and we believe that this financing should bolster our ability to emerge as one of the stronger participants in the industry. We are grateful for the continued support of our lenders and investors, as we work through this refinancing initiative.”

Additional details have been included in a Form 8-K filed with the Securities and Exchange Commission.

About Unique Fabricating, Inc.

Unique Fabricating, Inc. (NYSE American: UFAB) engineers and manufactures components for customers in the transportation, appliance, medical, and consumer/off-road markets. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (“NVH”) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes, including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (“HVAC”), seals, engine covers, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets, glove box liners, personal protection equipment, and packaging. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about the proposed refinancing of the Company's existing senior secured credit facility. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission and in particular the Section entitled “Risk Factors”, including that there is doubt as to the Company’s continuing as a going concern as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.